UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2013

MINES MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Idaho	001-32074	91-0538859
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

905 W. Riverside Avenue, Suite 311 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  509-838-6050

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.       Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 18, 2013, Mr. James H. Moore, Chief Financial Officer of Mines Management, Inc. (the “Company”), passed away unexpectedly.  Mr. Moore served as the Company’s principal financial officer and principal accounting officer.

(c)           Effective March 18, 2013, Ms. Nicole Altenburg, the Company’s Contoller, has been appointed to serve as principal financial officer and principal accounting officer.  The Company plans to commence a search for a new chief financial officer.

Ms. Altenburg, 49, has served as the Company’s Controller since she joined the Company on May 7, 2007.  In that capacity, she has been responsible for financial and accounting activities, as well as filings with the securities regulatory agencies in both the United States and Canada.  Ms. Altenburg has previously practiced as a certified public accountant.  Ms. Altenburg obtained a Bachelor of Science degree in Business Administration from the University of Montana.

Ms. Altenburg’s current salary is $106,000. Ms. Altenburg and the Company are parties to an employment agreement pursuant to which Ms. Altenburg is eligible to participate in the Company’s benefit programs, including its equity incentive programs and bonus opportunities.  Under this agreement she is also eligible to receive health related benefits as provided by the Company for a period of two years in the event of termination without cause and two year’s salary in the event of termination without cause following a change of control as defined in the agreement.  The Company will file the employment agreement as an exhibit to its Annual Report on Form 10-K for the period ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2012

MINES MANAGEMENT, INC.

	By:	/s/ Douglas Dobbs
Douglas Dobbs
Secretary